EXHIBIT 99.1
Pharmion and MethylGene Announce North America, E.U. and International Licensing Agreement for Oncology Oral HDAC Inhibitors, Including MGCD0103 - Represents Growing Commitment to Epigenetic Control of Cancer — Substantial Potential Synergy With Pharmion’s Marketed Drug Vidaza(R)
BOULDER, Colo., WINDSOR, U.K. and MONTREAL, Jan 30, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — Pharmion Corporation (Nasdaq: PHRM) and MethylGene Inc. (Toronto: MYG) today announced a license and collaboration agreement for the research, development and commercialization of MethylGene’s histone deacetylase (HDAC) inhibitors in North America, Europe, Middle East and certain other markets. This collaboration includes MGCD0103, MethylGene’s lead HDAC inhibitor, as well as the company’s pipeline of second generation HDAC inhibitor compounds for oncology indications.
HDAC inhibitors are a new class of compounds that inhibit histone deacetylation, a process that regulates gene expression. MGCD0103 is an oral compound currently in multiple Phase I clinical trials in solid tumors and hematological malignancies and one combination Phase I/II trial with Vidaza (azacitidine for injectable suspension) for high risk myelodysplastic syndromes (MDS) and acute myelogenous leukemia (AML). MGCD0103 is isotype-selective, inhibiting a subset of the eleven HDAC isotypes. Inhibition of HDAC enzymes by MGCD0103 has resulted in significant tumor inhibition in preclinical animal models, with the potential for a favorable safety profile when compared to traditional chemotherapies.
“There is tremendous potential to be explored in the combination of demethylating agents and HDAC inhibitors in the treatment of cancer,” said Dr. Alan List, Director, Hematologic Malignancies Program at the H. Lee Moffitt Cancer Center and Research Institute. “Both agents demonstrate specific effects on the regulation of gene expression, and the potential synergies of these agents in combination, which is being explored with Vidaza and MGCD0103 in the clinic, could ultimately transform certain cancers into more chronically managed diseases.”
Terms (all amounts are in U.S. dollars, unless otherwise indicated)
Under the terms of the agreement, MethylGene will receive from Pharmion up front payments totaling $25 million, consisting of a $20 million license fee and a $5 million equity investment in MethylGene common shares. The common shares will be purchased at a subscription price of CDN $3.125 which represents a 25 percent premium over the market closing price on January 27, 2006 resulting in Pharmion’s 7.8 percent ownership (basic) in MethylGene.
Pharmion’s milestone payments to MethylGene for MGCD0103 could reach $145 million, based on the achievement of significant development, regulatory and sales goals, with the nearest-term milestone of $4 million to be paid upon enrollment of the first patient in a Phase II trial. Furthermore, up to $100 million for each additional HDAC inhibitor may be paid, also based on the achievement of significant development, regulatory and sales milestones. In addition, Pharmion will provide one year of research support ($2 million) for a team of eight MethylGene scientists dedicated to identifying second generation clinical candidates in addition to MGCD0103.
MethylGene will initially fund 40 percent of the preclinical and clinical development for MGCD0103 (and any additional second generation compounds) required to obtain marketing approval in North America while Pharmion will fund 60 percent of such costs. MethylGene will receive royalties on net sales in North America ranging from 13 percent to 21 percent. The royalty rate paid by Pharmion to MethylGene will be determined based upon the level of annual sales achieved in North America and the length of time development costs are funded by MethylGene. MethylGene will have an option, at its sole discretion, as long as it continues to fund development, to co-promote approved products and, in lieu of receiving royalties, to share the resulting net profits equally with Pharmion. If MethylGene exercises its right, at its sole discretion, to discontinue development funding, Pharmion will be responsible for 100 percent of development costs incurred thereafter.
In all other licensed territories, which include Europe, the Middle East, Turkey, Australia, New Zealand, South Africa and certain countries in Southeast Asia, Pharmion is responsible for development and commercialization costs and MethylGene will receive a royalty rate of 10 to 13 percent based on annual net sales.
MethylGene previously executed an agreement for MGCD0103 (and its second generation oncology HDAC inhibitors) with Taiho Pharmaceutical Co., Ltd. for Japan, Korea, Taiwan and China. A Global Development Committee will be formed among Pharmion, MethylGene and Taiho to share data and coordinate the development program on a global scale.
About Histone Deacetylation (HDAC)
Histones are protein complexes around which DNA is wrapped. Histones play an important role in gene regulation since histone arrangement has an impact on the accessibility of DNA for transcription. Histones and DNA together are called chromatin. Histone acetylation exposes DNA so that gene expression can occur. Conversely, histone deacetylation leads to dense packing of chromatin and gene silencing. These processes are regulated by enzyme families called histone acetylases (HATs) and histone deacetylases (HDACs). In many cancerous tissues, through the activity of DNA methylation and histone deacetylation, tumor suppressor genes are silenced and not expressed. Using HDAC inhibitors, such as MGCD0103, the effect of HDACs may be blocked and tumor suppressor genes re-expressed to inhibit cancer progression. In humans, there are eleven different forms, or isotypes, of HDACs. MethylGene’s research and observations suggest that only a subset may be involved in cancer progression.
About MGCD0103, an Oral HDAC Inhibitor
MGCD0103 is a rationally designed, oral, isotype-specific HDAC inhibitor. MGCD0103 is a non-hydroxamate compound which targets HDAC isoforms 1, 2, 3 and 11 in vivo. As a single agent therapy, it has completed one Phase I clinical trial with daily dosing in solid tumors and a second Phase I trial is underway in solid tumors on a three times per week schedule. Two Phase I clinical trials are ongoing in hematological cancers, one administered three times per week and the second twice per week. A Phase I/II combination trial with DNA methylation inhibitor Vidaza was initiated in November 2005 and enrollment is under way at major cancer centers in the United States. Additional combination Phase I/II and monotherapy Phase II trials are expected to begin in 2006.
About Epigenetics
DNA methylation and histone deacetylation are two of the more studied epigenetic regulators of gene expression. Epigenetics refers to changes in the regulation of gene expression. Epigenetic changes can silence gene expression and, unlike DNA mutations, may be reversed by targeting the enzymes involved. The silencing of key cell cycle control genes and tumor suppressor genes through these two mechanisms of epigenetic regulation have been demonstrated in vitro and in vivo in hematological malignancies and in solid tumors. Vidaza has been shown to reverse the effects of DNA hypermethylation with subsequent gene re-expression and likewise MGCD0103 has been shown, in vivo, to reverse the effects of inappropriate deacetylation resulting in gene expression reactivation. The epigenetic approach to cancer therapy is that rather than using molecules that kill both normal and tumor cells, the silenced genes are reactivated through targeted epigenetic therapy, re-establishing the cancer cell’s natural mechanisms to control abnormal growth.
Rationale For The Collaboration
Growing scientific evidence suggests that HDAC and DNA methyltransferase inhibitors as single agents may be new approaches for cancer therapy. In addition, the combination of HDAC and DNA methyltransferase inhibitors may provide increased benefit. HDAC and DNA methyltransferase inhibitors may act synergistically to reverse gene silencing and induce apoptosis (programmed cell death) in various cancers. The collaboration between Pharmion and MethylGene will allow the companies to:
* Further explore the potential of inhibiting HDACs as a monotherapy approach;
* Concomitantly administer MethylGene’s HDAC inhibitors with Vidaza to determine their potential combined benefit; and
* Evaluate the use of MethylGene’s HDAC inhibitors with other chemotherapeutic agents.
The first clinical trial combining MGCD0103 and Vidaza is already under way. Combining MGCD0103 and Vidaza may synergistically re-activate endogenous tumor suppressor genes by reversing simultaneously both types of gene silencing mechanisms.
“Pharmion is an ideal partner for MGCD0103 and our HDAC oncology inhibitor program and they are clearly evolving as a leader in the development of epigenetic regulators for cancer. We are pleased to be working with them,” said Mr. Donald F. Corcoran, President and CEO of MethylGene. “With their expertise in the development and commercialization of oncology products in the U.S. and Europe, we believe this collaboration will accelerate the clinical development of MGCD0103 as well as expedite the preclinical development of second generation HDAC inhibitors. We believe this collaboration, potentially worth $272 million including upfront, research and development milestone payments, further validates the value of MethylGene’s promising pipeline and our partnering strategy. In addition, we believe that this collaboration will allow us to carry out our research and development activities into the first quarter of 2008.”
“We are very enthusiastic about our collaboration with MethylGene, the potential of MGDC0103 as a new epigenetic drug and, in particular, the potential MGDC0103 and Vidaza have together for the treatment of many forms of cancer,” said Mr. Patrick J. Mahaffy, President and CEO of Pharmion. “With this partnership, we believe that we are now the leading company in developing an epigenetic approach to cancer therapy and we intend to rapidly advance our development programs in hematological malignancies as well as solid tumors.”
Conference Calls
Pharmion will host a conference call to discuss the collaboration today at 4:30pm EST. Details, including dial-in information, will be provided in a separate announcement. Also, participants may listen via live webcast, accessible through the Company’s web site at www.pharmion.com.
MethylGene will host a conference call to discuss the collaboration tomorrow, January 31, at 8:30am EST. MethylGene would like to invite all interested parties to participate by dialing 416-695-7896 or 1-888-334-7880. You will be put on hold until the conference call begins. Participants may also listen via live webcast, accessible through the Company’s website at www.methylgene.com.
About MethylGene Inc.
MethylGene is a publicly-traded biopharmaceutical company focused on the development and commercialization of novel therapeutics in cancer and infectious diseases and exploit our HDAC inhibitor technology in other diseases. Two cancer product candidates are currently in clinical trials: MGCD0103, partnered with Pharmion Corporation and Taiho Pharmaceutical Co., Ltd., and MG98, partnered with MGI Pharma, Inc. for North America. MethylGene has an exclusive license agreement with Merck & Co. for the development and commercialization of small molecule beta-lactamase inhibitors to overcome antibiotic resistance. MethylGene has a portfolio of preclinical programs for its multi-targeted kinase and histone deacetylase (HDAC) inhibitors for both oncology and non-oncology indications, and continues to seek partnering opportunities in these areas. Please visit our website at www.methylgene.com.
About Pharmion Corporation
Pharmion is a pharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world’s first approved epigenetic cancer drug, Vidaza(R), a DNA demethylating agent. For additional information about Pharmion, please visit the company’s website at www.pharmion.com.

This press release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and are subject to risks and uncertainties, many of which are beyond our control, that could cause future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Actual results could differ materially depending on a number of factors, including the timing and effects of regulatory actions, the results of clinical trials, issuance, infringement and enforcement of patents by us or our competitors, Pharmion’s and MethylGene’s relative success developing and gaining market acceptance for any new products and the impact of competitive products and pricing. There can be no guarantee that MethylGene will receive all of the payments and royalties outlined in this press release. We direct you to MethylGene’s Annual Information Form for the fiscal year ended December 31, 2004, MethylGene’s ongoing quarterly and annual reporting, and Pharmion’s most recent filings on Form 10-Q and 10-K and other reports filed with the U.S. Securities and Exchange Commission for additional details on the important factors that may affect the future results, performance and achievements of either Pharmion or MethylGene. Forward-looking statements speak only as of the date on which they are made and neither Pharmion nor MethylGene undertakes any obligation to update these forward-looking statements, even if new information becomes available in the future.
SOURCE:
Pharmion Corporation
Andrea Gilpin, Ph.D, MBA, Director, Investor Relations & Project Management of MethylGene Inc., +1-514-337-3333, ext.416, gilpina@methylgene.com; or Breanna Burkart or Anna Sussman, Directors, Investor Relations & Corporate Communications of Pharmion Inc., +1-720-564-9150, ir@pharmion.com; or Media, Michele Parisi of Manning, Selvage and Lee, +1-925-429-1850, Michele.Parisi@mslpr.com, for Pharmion Corporation